EXHIBIT 99.1

Nasdaq Provides HART with 180-day Period in Which to Regain

Compliance with $1.00 Minimum Closing Bid Price Rule

Holliston, MA – November 10, 2015 - Harvard Apparatus Regenerative Technology, Inc. (“HART”) (NASDAQ: HART), a biotechnology company developing bioengineered organs for life-threatening conditions, announced today that it has received a continued listing deficiency notice from The NASDAQ Stock Market LLC because its share price has not met the $1.00 minimum closing bid price requirement for 30 consecutive business days [Nasdaq Listing Rule 5450(a)(1)]. This notice has no immediate effect on the Company’s Nasdaq listing or the trading of its common stock.

Nasdaq has provided HART with a 180-day compliance period, until May 2, 2016, in which to regain compliance with the minimum bid price requirement [Nasdaq Listing Rule 5500(a)(2)]. If at any time during the compliance period, the closing bid price of HART’s common stock is at least $1.00 per share for at least ten consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed.

HART’s CEO, Jim McGorry, commented, "We are very confident in HART’s ability to regain compliance with Nasdaq’s minimum bid price requirement during the compliance period. We have established a validated development plan with clear milestones and we are on target in executing to that plan. Our focus is getting our technology back into humans and filing our first clinical trial application with the FDA in 2016. Our confidence is supported by the emerging data from our cell frame technology, our strong scientific team and the collaborations with our translational partners. Further underscoring our confidence is our passion and dedication to bringing durable life-saving solutions to patients. Having spent the first few months of my CEO tenure ensuring the Company is on the right path, I am now able to focus more attention on outreach with current and prospective investors to make sure they fully appreciate the value of our company today and the very significant opportunities we are pursuing.”

Should HART not regain compliance with the bid price requirement by May 2, 2016, it may be eligible for an additional 180-day compliance period if it meets the market value of publicly held shares requirement for continued listing, all other initial inclusion requirements for the Capital Market, except for the bid price requirement, and provides written notice that it intends to regain compliance with the bid price requirement during the second 180-day compliance period.

About HART: (www.hartregen.com)

Harvard Apparatus Regenerative Technology (HART) makes bioengineered organs for life-threatening conditions. Our cellframe technology platform is to be used to restore the function of the airways (the trachea and bronchus) and the esophagus. Our HART-Trachea product has been used successfully in five human trachea transplants approved under compassionate use exemptions, but none of our products are yet approved for marketing by a government regulatory authority. HART is completing further large animal studies to refine our technology platform with the goal of filing an Investigational New Drug (IND) application to initiate clinical trials for our first bioengineered organ implant product with the U.S. Food and Drug Administration in 2016.

Investor and Media Contact:

David Collins, Tanya Kamatu

Catalyst Global

212 924 9800

hart@catalyst-ir.com